Exhibit 99.1

TRW Automotive
News Release	12001 Tech Center Drive
Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140

Media Contact:
Manley Ford
(734) 855-2616
TRW Automotive Reports First Quarter 2007 Financial Results
LIVONIA, MICHIGAN, May 2, 2007 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported first-quarter 2007 financial results with sales of $3.6 billion, an increase of 5.0 percent compared to the same period a year ago. The Company reported a first quarter net loss of $(86) million or $(0.87) per share, which compares to net earnings of $47 million or $0.46 per diluted share in the previous year. Both periods included charges related to debt retirements.
In support of the Company’s effort to improve financial flexibility and to lower borrowing costs, it issued $1.5 billion of Senior Notes and tendered for substantially all of its outstanding $1.3 billion Notes due 2013 during the first quarter. As a result of the transactions, the Company incurred debt retirement charges of $147 million for related premiums and fees. Similarly, the 2006 quarter included debt retirement charges of $57 million. Net earnings excluding debt retirement charges from both periods were $61 million or $0.60 per diluted share in 2007 and $104 million or $1.01 per diluted share in 2006. The year-to-year comparison was negatively impacted by difficult industry conditions, including lower North American customer vehicle production and commodity inflation, as well as an adverse mix of products sold and a higher tax rate between the two periods. Additional factors included Company specific issues related to a business disruption caused by a roof collapse at a facility in Brazil and underperformance in the Automotive Components group.
“The Company is on track to achieve its full year objectives as the first quarter operating results were consistent with our expectations despite continued North American industry pressures,” said John Plant, president and chief executive officer.

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Mr. Plant added, “Our steady financial performance can be attributed to the strength of the Company’s safety portfolio, customer diversification and global sales balance, together with the benefits derived from our extensive cost reduction and restructuring programs.”
First Quarter 2007
The Company reported first-quarter 2007 sales of $3.6 billion, an increase of $171 million or 5.0 percent over the prior year period. The 2007 quarter benefited from the positive effect of foreign currency translation and growth of safety products, including a higher concentration of lower margin module business. These positives were partially offset by the continued decline in North American customer vehicle production and price reductions provided to customers.
Operating income for first-quarter 2007 was $175 million, which compares to $227 million in the prior year period. The year-to-year decline was driven by a number of factors, including significantly lower North American customer vehicle production, negative product mix, higher commodity prices and pricing provided to customers. Additionally, the comparison was negatively impacted by the previously mentioned business disruption in Brazil and further underperformance in the Automotive Components segment. Savings generated from cost improvement and efficiency programs, including reductions in pension and OPEB related costs, new business growth and stable European production helped to offset these factors. Restructuring and asset impairment expenses in the 2007 period were $8 million, which is equal to the level reported in the previous year.
Net interest and securitization expense for the first quarter of 2007 increased to $64 million when compared to the prior year total of $61 million. The year-to-year increase can be attributed primarily to the impact of rising interest rates on the Company’s floating rate debt. As mentioned previously, both periods included debt retirement costs, which were $147 million in the 2007 quarter and $57 million in the prior year.

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First-quarter 2007 tax expense was $53 million, which compares to $63 million in the prior year. The effective tax rate in the 2007 quarter excluding previously mentioned debt retirement expenses was 46 percent, which is measurably higher than the previous year’s adjusted rate of 38 percent. The higher effective tax rate contributed to the decrease in net earnings when compared to the prior year results. Additionally, the 2007 adjusted rate is above the expected full year rate of 42 percent primarily due to the impact of the Company’s geographic earnings profile in the first quarter.
The Company reported a first-quarter 2007 net loss of $(86) million, or $(0.87) per share, which compares to $47 million or $0.46 per diluted share in the 2006 period. Net earnings excluding the previously mentioned debt retirement costs from both periods were $61 million or $0.60 per diluted share in 2007 and $104 million or $1.01 per diluted share in 2006.
Earnings before interest, securitization costs, loss on retirement of debt, taxes, depreciation and amortization (“EBITDA”) were $309 million in the first quarter, which is down from the prior year level of $360 million.
Cash Flow and Capital Structure
Net cash from operating activities during the first quarter was a use of $221 million, which compares to a source of $18 million in the prior year. The year-to-year change resulted primarily from higher working capital requirements and lower earnings in the 2007 period. First quarter capital expenditures were $119 million compared to $83 million in 2006.
The Company completed its $1.5 billion Senior Note offering on March 26, 2007. Proceeds from the debt offering were used to repurchase existing Notes through its tender offer initiated on March 12. The Company incurred charges of $147 million in related premiums paid and fees during the first quarter as a result of the tender transaction. As of the expiration date on April 18, 2007, approximately 98.7 percent of the aggregate principal amount of outstanding Notes had been tendered.

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On February 2, 2006, the Company’s wholly owned subsidiary, Lucas Industries Limited, completed the tender for its outstanding GBP 94.6 million 10 7/8% bonds. As a result of the transaction, the Company incurred a $57 million charge for loss on retirement of debt.
As of March 30, 2007, the Company had $3,309 million of debt and $354 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,955 million, which represents an increase of $512 million compared to year-end 2006. In addition to the higher level of working capital, the Senior Note offering and Note tender transaction increased net debt by approximately $130 million during the first quarter.
2007 Outlook
The Company revised its full year outlook to reflect the impact of the previously mentioned capital transactions and to account for other changes to its forecast assumptions. The revised outlook calls for full year sales in the range of $13.8 to $14.2 billion (including second quarter sales of approximately $3.6 billion) and net earnings per diluted share in the range of $0.62 to $0.92. Net earnings excluding first quarter debt retirement expenses of $147 million are expected to be in the range of $2.05 to $2.35, which is higher than previously provided guidance primarily due to an average lower borrowing rate associated with the newly issued debt.
This guidance range reflects an increase in estimated pre-tax restructuring expenses that now total approximately $45 million (including approximately $12 million in the second quarter). The effective tax rate remains at approximately 42 percent. Lastly, capital expenditures in 2007 are expected to be approximately 4 percent of sales.
First Quarter 2007 Conference Call
The Company will host its first-quarter conference call at 9:00 a.m. (EDT) today, Wednesday, May 2, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.

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A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 6471700. A live audio webcast and subsequent replay of the conference call will also be available on the Company’s website at www.trw.com/results.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company.
Non-GAAP measures are not purported to be a substitute for any GAAP measure and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2006 sales of $13.1 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 63,800 people in 26 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.

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Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2006 (the “10-K”), and include: production cuts or restructuring by our major customers; work stoppages or other labor issues at the facilities of our customers or suppliers; non-performance by, or insolvency of, our suppliers and customers, which may be exacerbated by recent bankruptcies and other pressures within the automotive industry; the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; interest rate risk arising from our variable rate indebtedness (which constitutes a majority of the company’s indebtedness); loss of market share by domestic vehicle manufacturers; efforts by our customers to consolidate their supply base; severe inflationary pressures impacting the market for commodities; escalating pricing pressures from our customers; our dependence on our largest customers; fluctuations in foreign exchange rates; our substantial leverage; product liability and warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; limitations on flexibility in operating our business contained in our debt agreements; the possibility that our owners’ interests will conflict with ours and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
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TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page

Condensed Consolidated Statements of Operations (unaudited) for the three months ended March 30, 2007 and March 31, 2006	A2

Condensed Consolidated Balance Sheets as of March 30, 2007 (unaudited) and December 31, 2006	A3

Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended March 30, 2007 and March 31, 2006	A4

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three months ended March 30, 2007 and March 31, 2006	A5

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the three months ended March 30, 2007	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the three months ended March 31, 2006	A7
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the United States Securities and Exchange Commission on February 23, 2007.

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	March 30, 2007	March 31, 2006

Sales	$3,567	$3,396
Cost of sales	3,247	3,035

Gross profit	320	361
Administrative and selling expenses	132	129
Amortization of intangible assets	9	9
Restructuring charges and asset impairments	8	8
Other income — net	(4)	(12)

Operating income	175	227
Interest expense — net	63	60
Loss on retirement of debt	147	57
Accounts receivable securitization costs	1	1
Equity in earnings of affiliates, net of tax	(6)	(4)
Minority interest, net of tax	3	3

(Losses) earnings before income taxes	(33)	110
Income tax expense	53	63

Net (losses) earnings	$(86)	$47

Basic (losses) earnings per share:
(Losses) earnings per share	$(0.87)	$0.47

Weighted average shares	98.5	99.5

Diluted (losses) earnings per share:
(Losses) earnings per share	$(0.87)	$0.46

Weighted average shares	98.5	103.0

A2

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

	As of
	March 30,	December 31,
(Dollars in millions)	2007	2006
	(Unaudited)

Assets

Current assets:
Cash and cash equivalents	$343	$578
Marketable securities	11	11
Accounts receivable — net	2,492	2,049
Inventories	821	768
Prepaid expenses and other current assets	292	270

Total current assets	3,959	3,676

Property, plant and equipment — net	2,733	2,714
Goodwill	2,281	2,275
Intangible assets — net	733	738
Pension asset	995	979
Other assets	772	751

Total assets	$11,473	$11,133

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Short-term debt	$125	$69
Current portion of long-term debt	101	101
Trade accounts payable	2,117	1,977
Accrued compensation	270	271
Other current liabilities	1,120	1,257

Total current liabilities	3,733	3,675

Long-term debt	3,083	2,862
Post-retirement benefits other than pensions	630	645
Pension benefits	721	722
Other long-term liabilities	865	723

Total liabilities	9,032	8,627

Minority interests	114	109

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,135	1,125
Retained earnings	222	308
Accumulated other comprehensive earnings	969	963

Total stockholders’ equity	2,327	2,397

Total liabilities, minority interests, and stockholders’ equity	$11,473	$11,133

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Dollars in millions)	Three Months Ended
	March 30, 2007	March 31, 2006

Operating Activities
Net (losses) earnings	$(86)	$47
Adjustments to reconcile net (losses) earnings to net cash provided by operating activities:
Depreciation and amortization	131	132
Pension and other post-retirement benefits, net of contributions	(41)	(33)
Loss on retirement of debt	147	57
Other — net	10	(15)
Changes in assets and liabilities, net of effects of businesses acquired	(382)	(170)

Net cash (used in) provided by operating activities	(221)	18

Investing Activities
Capital expenditures including other intangibles	(119)	(83)
Acquisitions, net of cash acquired and transaction fees	(12)	(1)
Termination of interest rate swaps	(12)	—
Net proceeds from asset sales, divestitures and sales/leasebacks	7	8

Net cash used in investing activities	(136)	(76)

Financing Activities
Change in short-term debt	36	(3)
Proceeds from issuance of long-term debt	1,477	3
Redemption of long-term debt	(1,396)	(250)
Proceeds from exercise of stock options	5	7

Net cash provided by (used in) financing activities	122	(243)
Effect of exchange rate changes on cash	—	15

Decrease in cash and cash equivalents	(235)	(286)
Cash and cash equivalents at beginning of period	578	659

Cash and cash equivalents at end of period	$343	$373

A4

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2006, which contains summary historical data.
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is a useful measurement because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

(Dollars in millions)	Three Months Ended
	March 30, 2007	March 31, 2006
GAAP net (losses) earnings	$(86)	$47
Income tax expense	53	63
Interest expense — net	63	60
Loss on retirement of debt	147	57
Accounts receivable securitization costs	1	1
Depreciation and amortization	131	132

EBITDA	$309	$360

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TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s tender offer and repurchase on March 26, 2007 of its then outstanding 9 3/8% Senior Notes and 10 1/8% Senior Notes in original principal amounts of $925 million and €200 million, respectively, and 11% Senior Subordinated Notes and 11 3/4% Senior Subordinated Notes in original principal amounts of $300 million and €125 million, respectively, the Company recorded a loss on retirement of debt of $147 million. This loss included $111 million for redemption premiums paid, $20 million for the write-off of deferred debt issue costs, $11 million relating to the principal amount in excess of carrying value of the 9 3/8% Senior Notes and $5 million of fees.
The following reconciliation excludes the impact of the loss on retirement of debt.

	Three Months			Three Months
	Ended			Ended
	March 30,			March 30,
	2007			2007
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$3,567	$—		$3,567
Cost of sales	3,247	—		3,247

Gross profit	320	—		320
Administrative and selling expenses	132	—		132
Amortization of intangible assets	9	—		9
Restructuring charges and asset impairments	8	—		8
Other income — net	(4)	—		(4)

Operating income	175	—		175
Interest expense, net	63	—		63
Loss on retirement of debt	147	(147	)(a)	—
Account receivable securitization costs	1	—		1
Equity in earnings of affiliates, net of tax	(6)	—		(6)
Minority interest, net of tax	3	—		3

(Losses) earnings before income taxes	(33)	147		114
Income tax expense	53	—		53

Net (losses) earnings	$(86)	$147		$61

Effective tax rate	n.m.			46%
Basic (losses) earnings per share:
(Losses) earnings per share	$(0.87)			$0.62

Weighted average shares	98.5			98.5

Diluted (losses) earnings per share:
(Losses) earnings per share	$(0.87)			$0.60

Weighted average shares	98.5			101.6 (b)

(a)	Reflects the elimination of the loss on retirement of debt.

(b)	Includes approximately 3.1 million shares that have been excluded from actual diluted losses per share for the three months ended March 30, 2007, as the effect was anti-dilutive due to the net loss reflected for such period.
n.m. — not meaningful

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TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s February 2, 2006 repurchase of its subsidiary Lucas Industries Limited’s £94.6 million 10 7/8% bonds due 2020 for £137 million, or approximately $243 million, the Company recorded a loss on retirement of debt of £32 million, or approximately $57 million.
The following reconciliation excludes the loss on retirement of debt impact.

	Three Months			Three Months
	Ended			Ended
	March 31,			March 31,
	2006			2006
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$3,396	$—		$3,396
Cost of sales	3,035	—		3,035

Gross profit	361	—		361
Administrative and selling expenses	129	—		129
Amortization of intangible assets	9	—		9
Restructuring charges and asset impairments	8	—		8
Other income — net	(12)	—		(12)

Operating income	227	—		227
Interest expense, net	60	—		60
Loss on retirement of debt	57	(57	)(a)	—
Account receivable securitization costs	1	—		1
Equity in earnings of affiliates, net of tax	(4)	—		(4)
Minority interest, net of tax	3	—		3

Earnings before income taxes	110	57		167
Income tax expense	63	—		63

Net earnings	$47	$57		$104

Effective tax rate	57%			38%

Basic earnings per share:
Earnings per share	$0.47			$1.05

Weighted average shares	99.5			99.5

Diluted earnings per share:
Earnings per share	$0.46			$1.01

Weighted average shares	103.0			103.0

(a)	Reflects the elimination of the loss on retirement of debt.

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